EXHIBIT 23





                  CONSENT OF INDEPENDENT AUDITORS



  We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42543 dated August 30, 1991) pertaining to the Cognitronics Corporation 1967 Employee Stock Purchase Plan, the Registration Statements (Form S-8 No. 33-42544 dated August 30, 1991 and Form S-8 No. 333-05897 dated
  June 13, 1996) pertaining to the Cognitronics Corporation 1990 Stock Option Plan and the Registration Statement (Form S-8 No. 333-05899 dated June 13, 1996) pertaining to the Cognitronics Corporation Restricted Stock Plan of our report dated March 4, 2002, with respect to the consolidated financial statements of Cognitronics Corporation and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2001.



                                               /s/ ERNST & YOUNG LLP



  Stamford, Connecticut
  March 28, 2002